Exhibit 10.11

Purchase Order

Purchase Order Date:	[Date]

Provider	Goodvision Inc

Customer	[Customer]

Agreement	[Enterprise Service Agreement]

Purchase Order Effective Date	[Date]

Term of Purchase Order	This Purchase Order shall commence as of the Purchase Order Effective Date and will remain in effect for 12 months (the “Initial Term”). This Purchase Order shall automatically renew for additional successive 12-month terms unless at least 30 days before the end of the then-current term either party provides written notice to the other party that it does not want to renew (the “Renewal Terms,” and together with the Initial Term, the “Purchase Order Term”). If one party needs to terminate the contract early, the other party should be notified one month in advance.

Products Purchased	Please refer to products listed in the Pricing row

Pricing	Fees are based on the pricing on [Cloud Provider] and shall be invoiced monthly in arrears.

No	Products	Models	Discount (off list price)
1	Cloud Virtual Machine	All models	[●]% off
2	Public Network	IP Traffic	[●]% off
3	Cloud Load Balancer	All	[●]% off
4	Cloud Connect Network	All	[●]% off
5	Cloud Block Storage	All types	[●]% off
6	Cloud Object Storage	All	[●]% off
7	Cloud Database MySQL	All	[●]% off
8	Bandwidth Package	All models	$[●]per/Mbps/Month

Minimal [●] Gbps per-month the price after discount = Listing price * (1- Discount Rate)

Fees	1. The amounts as set forth above are exclusive of any TAX if any.
2. End User’s cloud consumption for Tencent products purchased under this Purchase Order during the Initial Term will be paid to [Cloud Provider] based on monthly billing in arrears.

This Purchase Order is executed by GoodVision Inc as of the Purchase Order Date pursuant to the Agreement, and is hereby integrated into and made part of the Agreement. All capitalized terms used in this Purchase Order have the meanings stated in the Agreement, unless stated otherwise

Signatures

	GoodVision INC	[Customer]
Name:
Title:
Signature:
Date: